Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated July 21, 2006, (except for Note K, as to which the date is July 26, 2006) accompanying the financial statements of Protalex, Inc. as of and for the year ended May 31, 2006, contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and consent to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP
Philadelphia, Pennsylvania
July 26, 2006